Exhibit (e)(2)

Amendment No. 1 to the Distribution Agreement

This Amendment No. 1 (this “Amendment”) to the Distribution Agreement is entered into by and between Centre Funds, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), and is effective as of August 24, 2018 (the “Effective Date”).

WHEREAS, the Trust and ALPS entered into a Distribution Agreement, dated April 16, 2018, as amended (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement to remove one Fund offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	The current Appendix A to the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as the Effective Date.

CENTRE FUNDS		ALPS DISTRIBUTORS, INC.

By:	/s/James A. Abate	By:	/s/ Steven B. Price
Name:	James A. Abate	Name:	Steven B. Price
Title:	President	Title:	SVP & Director of Distribution Services

APPENDIX A

LIST OF FUNDS

Centre Active U.S. Treasury Fund

Centre American Select Equity Fund

Centre Global Infrastructure Fund